February 13, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Washington, D.C. 20549

Re: Uranium Energy Corp. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated February 13, 2007, of the following:

  Our Report to the Stockholders and Board of Directors of Uranium Energy Corp. dated March 27, 2006 on the financial statements of the Company as at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the period from period from May 16, 2003 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Accountants

Vancouver, British Columbia